UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2019 (December 31, 2018)

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3025 Lancaster, Pennsylvania		17603
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 31, 2018 (the “Closing Date”), Armstrong Flooring, Inc. (the “Company”) completed the previously announced sale of its wood flooring business (the “Transaction”) to AHF Holding, Inc. (formerly known as Tarzan Holdco, Inc.), a Delaware corporation and an affiliate of American Industrial Partners (the “Purchaser”). The Transaction was completed pursuant to the terms of the November 14, 2018 Stock Purchase Agreement (the “Stock Purchase Agreement”) between the Company and the Purchaser.

In connection with the consummation of the Transaction, on the Closing Date, the Company entered into the definitive material agreements described below.

Transition Services Agreement

The Company entered into a Transition Services Agreement (the “Transition Services Agreement”) between the Company and the Purchaser, pursuant to which the Company will provide transitional services in areas including human resources, customer service, operations, finance and IT. In addition, the Company and the Purchaser may mutually agree on additional services to be provided. In consideration for the services, the Purchaser will pay the Company monthly fees that vary based on the scope of services provided and a $3,000,000 administrative fee to the Company. The Purchaser will reimburse the Company for the Company’s out-of-pocket costs and expenses in connection with providing the services. The IT services provided to the Purchaser will be for a maximum of fourteen (14) months, with the option for the Purchaser to extend for an additional four (4) month period. Other services provided by the Company will last for periods between two (2) and nine (9) months. The Transition Services Agreement is subject to termination under certain circumstances, including (i) the Company may terminate the Transition Services Agreement or suspend performance of its obligations for the Purchaser’s failure of payment, subject to a 30-day cure period; (ii) the Purchaser may terminate the TSA in its entirety or for any specific service for convenience upon 30-days’ written notice to the Company, or as otherwise set forth on the schedule of services (attached to the Transition Services Agreement) provided that certain services, such as IT, may only be terminated in bundles; and (iii) either party may terminate the Transition Services Agreement for material breaches or defaults, subject to a 30-day cure period.

Intellectual Property Agreement

The Company entered into an Intellectual Property Agreement (the “IP Agreement”) among the Company, AFI Licensing LLC (together with the Company, “AFI Licensing”), the Purchaser and Armstrong Hardwood Flooring Company (“AHFC”), pursuant to which (i) AFI Licensing assigned to AHFC its right, title and interest in and to certain intellectual property used or held for use exclusively in the design, development, manufacture, advertising, sourcing, distribution and sale of solid hardwood and engineered wood flooring products by or for AHFC (the “Company Field”); (ii) AFI Licensing granted AHFC a perpetual, non-exclusive, royalty-free license in and to certain copyrights, know-how and patents used or held for use in the Company Field during the five (5) years prior to the effective date of the Transition Services Agreement; (iii) AFI Licensing granted AHFC a non-exclusive, royalty-free, non-sublicensable, non-assignable license in and to certain trademarks; and (iv) AHFC granted the Company a perpetual, non-exclusive, royalty-free license in and to certain copyrights, know-how and patents for activities conducted by AFI Licensing or its affiliates (other than the Company Field).

Sublease

The Company also entered into a Sublease (the “Sublease”) between the Company and AHFC, pursuant to which AHFC will lease certain premises located at the Company’s office campus located at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As consideration for use of the premises, AHFC will make monthly gross rent installments, inclusive of taxes and overhead costs. AHFC may sublease the premises through March 30, 2021 with the option to terminate the Sublease any time after six (6) months from the effective date of the Sublease with 30-days’ prior notice. Upon such termination, AHFC will pay a termination fee of $2,500,000.

New Company Credit Facility

On December 31, 2018, the Company entered into a credit agreement (the “Credit Agreement”), by and among the Company, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders thereunder.

The Credit Agreement provides the Company with a $150 million secured credit facility (the “Credit Facility”), consisting of a $75 million revolving facility and a $75 million term loan facility. The revolving facility includes a $25 million sublimit for the issuance of letters of credit and a $15 million sublimit for swing line loans. The Credit Facility is scheduled to mature on December 31, 2023. The Credit Agreement provides for an uncommitted accordion feature that allows the Company to request an increase in the revolving facility or the term loan facility in an aggregate amount not to exceed $25 million.

Borrowings under the Credit Facility will bear interest at a rate per annum equal to, at the Company’s option, a base rate or a Eurodollar rate equal to the London interbank offered rate (“LIBOR”) for the relevant interest period, plus, in each case, an applicable margin determined in accordance with the provisions of the Credit Agreement. The base rate will be the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A., and (c) one month LIBOR plus 1.00%. The applicable margin for borrowings under the Credit Facility will be determined based on the Company’s Consolidated Net Leverage Ratio (as defined in the Credit Agreement) and will range from 0.50% to 1.25% with respect to base rate borrowings and 1.50% to 2.25% with respect to Eurodollar rate borrowings. In addition to paying interest on outstanding principal under the Credit Agreement, the Company will pay a commitment fee to the lenders under the Credit Facility with respect to the unutilized revolving commitments thereunder at a rate ranging from 0.15% to 0.30% depending on the Company’s Consolidated Net Leverage Ratio.

If at any time the aggregate amount of outstanding revolving loans under the Credit Facility exceeds the commitment amount, the Company will be required to repay such excess on demand. The Company must also use cash proceeds from certain dispositions, equity and debt issuances and extraordinary events to prepay outstanding loans under the Credit Facility, subject to specified exceptions. The Company may voluntarily prepay outstanding loans under the Credit Facility without premium or penalty other than customary “breakage” costs with respect to Eurodollar loans.

All obligations under the Credit Agreement are guaranteed by each of the Company’s wholly owned domestic subsidiaries that individually, or together with its subsidiaries, has assets of more than $1 million. All obligations under the Credit Agreement, and guarantees of those obligations, are secured by all of the present and future assets of the Company and the guarantors, subject to certain exceptions and exclusions as set forth in the Credit Agreement and other security and collateral documents.

The Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to create liens, to undertake fundamental changes, to incur debt, to sell or dispose of assets, to make investments, to make restricted payments such as dividends, distributions or equity repurchases, to change the nature of their businesses, to enter into transactions with affiliates and to enter into certain burdensome agreements.

In addition, the Credit Agreement requires the Company to comply with certain financial covenants calculated for the Company and its subsidiaries on a consolidated basis. Specifically, the Credit Agreement requires that the Company and its subsidiaries not:

•	Permit the Consolidated Net Leverage Ratio (as defined in the Credit Agreement) at any time to be greater than 3.00 to 1.00; and

•	Permit the Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement) at any time to be less than 1.25 to 1.00.

The Credit Agreement also contains customary affirmative covenants and events of default, including a cross-default provision in respect of any other indebtedness that has an aggregate principal amount exceeding $15 million.

The foregoing summaries of the Transition Services Agreement, the IP Agreement, the Sublease and the Credit Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the Transition Services Agreement, the IP Agreement, the Sublease and the Credit Agreement, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The Credit Agreement, dated as of April 1, 2016, among the Company and Armstrong Hardwood Flooring Company, as Borrowers, certain subsidiaries of the Company identified therein, as the Guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent, the other lenders party thereto, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., as Co-Syndication Agents, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Book Managers was terminated on December 31, 2018 in connection with the Company’s entry into the Credit Agreement and Credit Facility described in Item 1.01 of this Form 8-K under the heading “New Company Credit Facility.”

Item 2.01	Completion of Acquisition or Disposition of Assets

On the Closing Date, the Transaction was consummated by means of the sale of all of the issued and outstanding shares of Armstrong Wood Products, Inc., a Delaware corporation, including its direct and indirect wholly owned subsidiaries, AHFC and HomerWood Hardwood Flooring Company, a Delaware corporation, to the Purchaser. Pursuant to the Stock Purchase Agreement, consideration for the sale was $100 million, subject to customary adjustments. The Company received proceeds from the Transaction of approximately $90 million, net of closing costs, transaction fees and taxes. The Transaction is subject to a customary post-closing working capital adjustment process. Additional information regarding the Transaction is provided in the Current Report on Form 8-K filed by the Company on November 15, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Form 8-K under the heading “New Company Credit Facility” is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

The Company has disclosed additional financial information regarding the Company and the effects of the Transaction and the Company’s cost optimization program in the investor relations section of the Company’s website at www.armstrongflooring.com.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of this report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Item 9.01	Financial Statements and Exhibits

(b) Pro forma financial information

Unaudited pro forma condensed consolidated financial information of the Company to give effect to the Transaction is included in Exhibit 99.1 filed herewith and is incorporated herein by reference. The unaudited pro forma condensed consolidated financial information has been prepared for comparative purposes only and does not purport to be indicative of the future results of operations or financial condition of the Company.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Services Agreement, dated as of December 31, 2018, by and between Armstrong Flooring, Inc. and AHF Holding, Inc.

10.2	Intellectual Property Agreement, dated as of December 31, 2018, by and among Armstrong Flooring, Inc., AFI Licensing LLC, AHF Holding, Inc. and Armstrong Hardwood Flooring Company.

10.3	Sublease, dated as of December 31, 2018, by and between Armstrong Flooring, Inc. and Armstrong Hardwood Flooring Company.

10.4	Credit Agreement, dated December 31, 2018, by and among Armstrong Flooring, Inc., as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders thereunder.

99.1	Pro forma financial information of Armstrong Flooring, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: January 7, 2019